                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We have issued our report dated July 11, 1997, except for Notes 2 and 10 as to which the date is July 24, 1997, accompanying the combined financial statements of Cherry Communications Incorporated and Cherry Communications U.K. Limited contained in the World Access, Inc. Form 8-K/A, Amendment No. 1, dated September 4, 1998. We consent to use of the aforementioned report in this Form 8-K/A, Amendment No. 1, dated September 4, 1998. We also hereby consent to the incorporation by reference of said report in the Registration Statements of World Access, Inc. on Forms S-3 (File No. 333-43497 and File No. 333-51199) and on Forms S-8 (File No. 333-59347, File No. 333-17741, File No. 33-377918, and
File No. 33-47752).

                                          Grant Thornton LLP

Chicago, Illinois
September 4, 1998